Exhibit 10.2

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) by and between FIRST MICHIGAN BANCORP, INC., a Michigan corporation (the “Company”) and GARY H. TORGOW (“Executive”) is made and entered into as of April 30, 2010 but for all purposes shall be effective as of January 1, 2010 (the “Effective Date”).

1.                                      Employment.

(a)                                 The Company agrees to employ Executive and Executive accepts the employment, on the terms and subject to the conditions set forth below.  During the term of employment hereunder, Executive shall serve as the Chairman of the Company and an executive officer of the Company, and shall do and perform diligently all such services, acts and things as are customarily done and performed by those holding similar senior executive positions with companies similar in business and size to the Company, together with such other duties as may reasonably be requested from time to time by the Board of Directors of the Company (the “Board”), which duties shall be consistent with Executive’s position as set forth above.  Executive will report and be subordinate to the Board. Subject to regulatory approval, the Company may assign the Executive to perform services and duties consistent with the terms of this Agreement for First Michigan Bank, the Company’s wholly-owned subsidiary (the “Bank”). In that event, the Executive’s Base Salary and other compensation may be allocated between the Company and the Bank and paid by the Company and the Bank in accordance with such allocation.

(b)                                 For service as an officer, employee and director of the Company, Executive shall be entitled to the full protection of the applicable indemnification provisions of the Articles of Incorporation of the Company, as they may be amended from time to time.  If the Executive serves as an officer, employee or director of the Bank, Executive shall be entitled to the full protection of the applicable indemnification provisions of the Articles of Incorporation of the Bank, as they may be amended from time to time.  The Company agrees that Executive will be named as an additional insured under the Company’s Directors’ and Officers’ Errors and Omissions Insurance during his employment hereunder.

2.                                      Term of Employment.

(a)                                 Subject to the provisions for termination provided below, the term of Executive’s employment under this Agreement shall commence on the Effective Date and shall continue thereafter until the fifth anniversary of the Effective Date; provided however, that the term of this Agreement shall be automatically extended for successive terms of one (1) year each, unless either party notifies the other party in writing of its desire to terminate this Agreement at least one hundred 60 days before the end of the term then in effect.

(b)                                 Executive acknowledges and agrees that Executive is an “at-will” employee and that Executive’s employment may be terminated, with or without Cause (as defined in Section 7(b) below), at the option of Executive or the Company.

3.                                      Devotion to the Company’s Business.

Executive shall devote his best efforts, knowledge, skill, and his entire productive time, ability and attention to the business of the Company during the term of this Agreement; provided, however, Executive’s expenditure of reasonable amounts of time to various charitable and other community activities, to service on up to three boards of directors of other companies, or to the Executive’s own personal investments and projects, shall not be deemed a breach of this Agreement so long as the amount of time so devoted does not materially impair, detract or adversely affect the performance of Executive’s duties under this Agreement, and so long as such activities are disclosed to the Board and do no violate Section 10 of this Agreement.

4.                                      Compensation.

(a)                                 General Statement.  During the term of this Agreement, the Company shall pay or provide, as the case may be, to Executive the compensation and other benefits and rights set forth in Sections 4, 5 and 6 of this Agreement.

(b)                                 Base Compensation.  As compensation for the services to be performed after the Effective Date, the Company shall pay to Executive, during his employment hereunder, an annual base salary (the “Base Salary”) payable in accordance with Company’s usual pay practices (and in any event no less frequently than monthly) at the rate of Five Hundred Thousand Dollars ($500,000).  If the Executive performs services for the Bank as provided in Section 1(a) above, the Executive’s Base Salary and other compensation may be allocated between the Company and the Bank and paid by the Company and the Bank in accordance with such allocation. Executive’s Base Salary may be increased at the sole discretion of the Board upon a recommendation by the Compensation Committee of the Board (the “Compensation Committee”) that Executive’s performance merits such an increase. The Company intends to, but shall not be obligated to, increase the Executive’s Base Salary or other compensation, to the extent warranted based upon the Executive’s and the Company’s performance, so that the Executive’s total compensation is in the top 25% of compensation paid to executives holding substantially similar positions with companies in the Company’s peer group as the Executive’s positions with the Company.

(c)                                  Annual Bonus.  Executive shall be eligible to receive an annual incentive (the “Bonus”) paid by the Company, as determined by the Board based on (i) the Company achieving certain performance criteria, (ii) the Executive’s performance, and (iii) such other criteria as the Board and its Compensation Committee shall determine. Executive also shall be eligible to receive such other bonus compensation as may be determined by the Board and its Compensation Committee from time to time. Notwithstanding any other provision of this Agreement, the Company shall have no obligation to pay any Bonus under this Section 4(c). Any Bonus to which Executive shall be entitled will be paid to Executive not later than 30 days after it is determined.

(d)                                 Equity Compensation.  The Company has established the First Michigan Bancorp, Inc. Equity Incentive Plan (as it may be amended or restated from time to time, the “Equity Incentive Plan”).  Upon the closing of the private placement currently being conducted by the Company (the “2010 Private Placement”), the number of shares issuable pursuant grants awarded under the Equity Incentive Plan will increase from 769,810 shares to 10% of the total number of shares of the Company’s common stock outstanding upon the completion of the 2010 Private Placement, on a fully-diluted basis. Upon the closing of the 2010 Private Placement, the Company will grant Executive stock options equal to 2.5% of the new shares that become issuable under the Equity Incentive Plan upon the closing of the 2010 Private Placement (the “2010 Stock Award”).  Shares granted to Executive under the 2010 Stock Award shall have an exercise price equal to the fair market value of the Company’s common stock on the date of the grant (the “Grant Date”), with one-third of the shares subject to the 2010 Stock Award vesting on the first, second and third anniversaries of the Grant Date.  The Executive shall be eligible to receive future option grants and/or restricted share grants as recommended by the Compensation Committee and approved by the Board.

(e)                                  Disability.  During any period that Executive is Disabled (as defined below) (the “Disability Period”), Executive shall continue to receive his full Base Salary, Bonus and other benefits at the rate in effect for such period until his employment is terminated by Company pursuant to Section 7(a)(iii) hereof; provided, however, that payments so made to Executive during the Disability Period shall be reduced by the sum of the amounts, if any, which are paid to Executive under disability insurance or disability benefit plans of the Company.  For purposes of this Section 4(e) only, Executive shall be deemed to be “Disabled,” and on a bona fide leave of absence, if he is eligible to receive disability benefits under any disability benefit plan or insurance policy provided by the Company to its employees generally or to Executive specifically (a “Company Sponsored Plan”). If Company does not provide coverage to Executive under a Company Sponsored Plan, Executive shall be deemed to be “Disabled” if he is unable to perform the essential functions of his duties hereunder (with or without reasonable accommodation by the Company) as a result of incapacity due to physical or mental illness or injury.

5.                                      Benefits.

(a)                                 Insurance. The Company shall provide to Executive life, disability, medical, hospitalization and dental insurance for himself, his spouse and eligible dependents as is provided to other executive employees of the Company for which the Executive qualifies under the terms of such insurance plans. The Executive’s participation in and benefits under any such plan shall be on the terms and subject to the conditions specified in the governing document of the particular plan.

(b)                                 Benefit Plans.  Executive, at his election, may participate, during his employment hereunder, in all retirement plans, 401(k) plans and other benefit plans of the Company generally available from time to time to other executive employees of the Company, and for which Executive qualifies under the terms of the plans (and nothing in this Agreement shall or shall be deemed to in any way affect Executive’s right and benefits under any such plan except as expressly provided herein).  Executive shall also be entitled to participate in any equity incentive plan, option plan or other employee benefit plan that is generally available to senior executives, as distinguished from general management, of the Company.  Executive’s participation in and benefits under any such plan shall be on the terms and subject to the conditions specified in the governing document of the particular plan.

(c)                                  Annual Vacation. Executive shall be entitled to such number of days of vacation time each year without loss of compensation as is customary for executives similar to the Executive and as are approved by the Board.

6.                                      Reimbursement of Business Expenses.

The Company shall reimburse Executive or provide him with an expense allowance during the term of this Agreement for travel, entertainment, business development and other expenses reasonably and necessarily incurred by Executive in connection with the Company’s business.  Executive shall furnish such documentation with respect to reimbursement to be paid hereunder as the Company shall reasonably request.

7.                                      Termination of Employment.

(a)                                 This Agreement and Executive’s employment hereunder may be terminated:

(i)                                     by either Executive or the Company at any time for any reason whatsoever or for no reason upon not less than sixty (60) days prior written notice;

(ii)                                  by the Company at any time for Cause (as defined in Section 7(b) below ) without prior notice; and

(iii)                               upon Executive’s death or if Executive is Totally Disabled (as defined in Section 7(c) below).

(b)                                 For purposes of this Agreement, for “Cause” means (i) a material breach of any provision of this Agreement by Executive (if the breach is curable, it will constitute Cause only if it continues uncured for a period of twenty (20) days after Executive’s receipt of written notice of such breach from the Company), (ii) Executive’s failure or refusal, in any material manner, to perform all lawful services required of him pursuant to this Agreement, which failure or refusal continues for more than twenty (20) days after Executive’s receipt of written notice of such deficiency, (iii) Executive’s commission of fraud, embezzlement or theft, or a crime constituting moral turpitude, in any case whether or not involving the Company, that in the reasonable good faith judgment of the Board, renders Executive’s continued employment harmful to the Company, (iv) Executive’s misappropriation of Company assets or property, including, without limitation, obtaining material reimbursement through fraudulent vouchers or expense reports, or (v) Executive’s conviction or the entry of a plea of guilty or no contest by Executive with respect to any felony or other crime that, in the reasonable good faith judgment of the Board, adversely affects the Company, its reputation or business.

(c)                                  For purposes of this Section 7 and payment of compensation and benefits pursuant to Section 8(c), Executive shall be considered “Totally Disabled” if, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, (i) he is unable to engage in any substantial gainful activity, or (ii) he is receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Company.

8.                                      Compensation Upon Termination.

(a)                                 If Company terminates this Agreement without Cause pursuant to Section 7(a)(i) hereof or if Executive voluntarily terminates this Agreement for Good Reason (as defined below) then (i) the Company shall pay to Executive within thirty (30) days after the effective date of such termination any unpaid Base Salary accrued and earned by him hereunder up to and including the termination date, (ii) the Company shall pay to Executive, on the Severance Payment Date (as defined below), a lump sum payment equal to two times the Executive’s annual Base Salary in effect as of the termination date (the “Severance Payment”), and (iii) Executive’s outstanding stock options shall accelerate and become fully vested and exercisable for a period of ninety (90) days following the termination date. Notwithstanding any other provision of this Agreement to the contrary, (A) Company’s obligations under this Section 8(a) shall be contingent on Executive executing and delivering to Company a general release of claims, substantially in the form attached hereto as Exhibit A.  For purposes of this Agreement, the “Severance Payment Date” shall be the date that is 30 days after the effective date of the termination of employment, unless the Executive has been designated as a “Specified Employee” within the meaning of Section 409A(a)(2)(B)(i) of the Internal Revenue Code of 1986, as amended (the “Code”), in which case it shall be the six month anniversary of the effective date of the termination of employment. For purposes of this Agreement, “Good Reason” means the occurrence of any of the following events: (a) a substantial adverse change, not consented to by Executive, in the nature or scope of Executive’s responsibilities, authorities or duties hereunder, (b) a substantial involuntary reduction in Executive’s Base Salary except for an across-the-board salary reduction similarly affecting all or substantially all employees, (c) the relocation, without the Executive’s consent, of Executive’s principal place of employment to another location of Company outside a

60-mile radius from the location of Executive’s principal place of employment as of the date hereof or (d) the failure of the Company to grant Executive the 2010 Stock Award in accordance with the terms of Section 4(d) above. Executive must provide written notice to the Company of the existence of a condition, or conditions, that the Executive believes constitutes Good Reason within ninety (90) days of the initial existence of such condition(s). Upon receipt by the Company of such notice, the Company will have thirty (30) days to remedy the condition(s). If the Company remedies the condition(s) of which it received notice from Executive within thirty (30) days, then such condition(s) shall not constitute Good Reason.

(b)                                 If Executive voluntarily terminates this Agreement pursuant to Section 7(a)(i) for any reason other than Good Reason or Company terminates this Agreement for Cause pursuant to Section 7(a)(ii), (i) Executive shall be entitled to no further compensation or other benefits under this Agreement, other than any unpaid Base Salary accrued and earned by Executive hereunder for the period up to and including the effective date of such termination, and (ii) Executive shall forfeit all stock options granted to him by the Company.

(c)                                  If the Company terminates this Agreement pursuant to Section 7(a)(iii) hereof upon the Executive’s death or Total Disability, (i) the Company shall pay Executive or his designated beneficiary, as applicable, within thirty (30) days after the effective date of such termination any unpaid Base Salary accrued and earned by him hereunder up to and including the effective date of such termination, and (ii) Executive’s vested stock options shall continue to be exercisable for a period of ninety (90) days following the date the Executive’s employment is terminated.

(d)                                 Except as otherwise specified in this Section 8 and, if applicable, Sections 9 and 10 below, Executive shall not be entitled to any other compensation or benefits upon the termination of his employment with Company for any reason whatsoever.

(e)                                  Immediately upon the cessation of Executive’s employment with the Company for any reason whatsoever, notwithstanding anything else to the contrary contained in this Agreement or otherwise, Executive will stop serving the functions of his terminated or expired position(s) and shall be without any of the authority or responsibility for such position(s).  Upon the Company’s request, at any time following the cessation of his employment for any reason, Executive shall resign from the Board and the board of directors of the Bank if then a member.

(f)                                   Notwithstanding anything to the contrary in this Section 8, the Company’s obligation to pay, and Executive’s right to receive, any compensation under this Section 8, shall terminate upon Executive’s breach of any provision of Section 10 hereof.  In addition, Executive shall automatically forfeit and promptly remit to the Company any compensation received from the Company under this Section 8 upon Executive’s breach of any provision of Section 10 hereof.

9.                                      Change in Control.

(a)                                 If there is a Change in Control Event during the term of this Agreement, (i) the Company will pay the Executive the Change in Control Payment in cash at the closing of the Change of Control Event, and (ii) Executive’s outstanding stock options shall accelerate and become fully vested and continue to be exercisable as provided in the agreement or plan under which they were granted.

(b)                                 For purposes of this Agreement, “Change in Control Payment” means a lump sum payment equal to two times the Executive’s annual Base Salary in effect as of the closing of the applicable Change in Control Event.

(c)                                  For purposes of this Agreement, a “Change in Control Event” means: (i) a sale of all or substantially all of the Company’s assets (whether by merger, consolidation or otherwise), or (ii) any other transaction in which all of the stockholders of the Company sell or dispose of their Shares in the Company, other than any such transaction described in clause (i) or (ii) in which the stockholders of the Company immediately prior to such transaction possess, directly or indirectly, 50% or more of the total voting power of the Company or other surviving, acquiring or controlling entity immediately following such transaction.  Notwithstanding the foregoing, the 2010 Private Placement shall not be deemed to be a Change in Control Event.

(d)                                 Anything to the contrary in this Agreement notwithstanding, in no event shall more than one Change in Control Payment be made to Executive under this Agreement, regardless of whether more than one Change in Control Event occurs during the term of this Agreement.

(e)                                  Notwithstanding any other provision of this Agreement, if, in connection with a Change of Control Event, the Executive’s employment is terminated without Cause by the Company or the Executive terminates his employment for Good Reason, the Executive shall be entitled to receive either the Severance Payment under Section 8 or the Change of Control Payment under this Section 9, but shall not be entitled to receive both the Severance Payment and the Change of Control Payment. Without limiting the foregoing, a termination of the Executive’s employment shall be deemed conclusively to be “in connection with” a Change of Control Event if it occurs within six months before or after the closing date of the Change of Control Event.

(f)                                   Prior to and as a condition of any payment under this Section 9, Executive shall execute and deliver to Company a general release of claims to other change in control payments in a form acceptable to the Company and, if Executive’s employment has been terminated, a general release of claims, substantially in the form attached hereto as Exhibit A.

(g)                                  Notwithstanding anything to the contrary in this Section 9, the Company’s obligation to pay, and Executive’s right to receive, any Change in Control Payment under this Section 9, shall terminate upon Executive’s breach of any provision of Section 10 hereof.  In addition, Executive shall automatically forfeit and promptly remit to the Company any Change in Control Payment received from the Company under this Section 9 upon Executive’s breach of any provision of Section 10 hereof.

10.                               Covenant Not To Compete and Confidentiality.

(a)                                 Executive acknowledges the Company’s reliance and expectation of Executive’s continued commitment to performance of his duties and responsibilities under this Agreement.  In light of such reliance and expectation on the part of the Company, Executive agrees to the provisions set forth below.

(i)                                     During the Covenant Period (as defined below), Executive shall not compete with the Company, as such phrase is defined below. The “Covenant Period” shall begin on the Effective Date and end: (A) if the Company terminates this Agreement without Cause or the Executive terminates this Agreement for Good Reason and the Company pays the Severance Payment to the Executive as provided in Section 8(a), the 18-month anniversary of the effective date of the termination of the Executive’s employment by the Company; (B) if the employment of the Executive is terminated by any party for any other reason and the Company elects to extend the Covenant Period by making the Non-Compete Payments, the date through which the Company continues to pay the Executive his Base Salary at the rate in effect as of the termination date in accordance with the regular payroll practices of the Company (such payments, the “Non-

Compete Payments”); provided that the Company may not extend the Covenant Period pursuant to this clause (B) beyond the 18-month anniversary of the effective date of the termination of the Executive’s employment.

(ii)                                  The phrase “shall not compete with the Company” means that Executive shall not, directly or indirectly, engage in, or have an interest in or be associated with (whether as an officer, director, stockholder, partner, associate, employee, consultant, owner or otherwise) any corporation, firm or enterprise which is engaged in operating a bank in the State of Michigan or any other state in which the Bank or any other subsidiary of the Company operates as a bank during the term of this Agreement (the “Business”); provided, however, that Executive shall be permitted to make passive investments in the stock of any publicly traded business (including a competitive business), so long as the stock investment in any competitive business does not rise above one percent (1%) of the outstanding shares of such business.

(iii)                               Executive shall not at any time, for so long as any Confidential Information (as defined below) shall remain confidential or otherwise remain wholly or partially protectable, either during the term of this Agreement or thereafter, use or disclose any Confidential Information, directly or indirectly, to any person outside of the Company or any company owned or controlled by the Company or the Bank or under common control with the Company or the Bank (an “Affiliate”). “Confidential Information” means all business information of any nature and in any form which at the time or times concerned is not generally known to those persons engaged in business similar to that conducted or contemplated by the Company or any Affiliate (other than by the act or acts of an employee not authorized by Company to disclose such information) and which relates to any one or more of the aspects of the business of the Company, or any of the Affiliates or any of their respective predecessors, including, without limitation, patents and patent applications, inventions and improvements (whether or not patentable), development projects, policies, processes, formulas, techniques, know-how, and other facts relating to sales, advertising, promotions, financial matters, customers, customer lists, customer purchases or requirements, and other trade secrets

(iv)                              Promptly upon the termination of this Agreement for any reason, Executive (or in the event of Executive’s death, his personal representative) shall return to Company any and all copies (whether prepared by or at the direction of the Company or Executive) of all records, drawings, materials, memoranda and other data constituting or pertaining to Confidential Information.

(v)                                 During the Covenant Period, the Executive shall not, either directly or indirectly, divert, or by aid to others, do anything which would tend to divert, from the Company or any Affiliate any trade or business with any customer or supplier with whom Executive had any contact or association during the term of Executive’s employment with the Company or with any party whose identity or potential as a customer or supplier was confidential or learned by Executive during his employment by the Company.

(vi)                              Notwithstanding anything to the contrary in this Section 10, the Executive shall automatically forfeit and promptly remit to the Company any Non-Compete Payments previously received from the Company under this Section 10 upon Executive’s breach of any provision of this Section 10.

(b)                                 Executive agrees and understands that the remedy at law for any breach by him of this Section 10 will be inadequate and that the damages flowing from such breach are not readily susceptible to being measured in monetary terms.  Accordingly, Executive acknowledges that Company shall be entitled to immediate injunctive relief and may obtain a temporary order restraining any threatened or further breach.  Nothing in this Section 10 shall be deemed to limit the Company’s remedies at law or in equity for any breach by Executive of any of the provisions of this Section 10 which may be pursued or availed of by the Company.

(c)                                  Executive acknowledges and agrees that the covenants set forth above are reasonable and valid in geographical and temporal scope and in all other respects.  If any court determines that any of the covenants, or any part of any covenant, is invalid or unenforceable, the remainder of the covenants shall not be affected and shall be given full effect, without regard to the invalid portion.  If any court determines that any of the covenants, or any part of any covenant, is unenforceable because of its duration or geographic scope, such court shall have the power to reduce the duration or scope, as the case may be, and, enforce such provision in such reduced form.  Executive and the Company intend to and hereby confer jurisdiction to enforce the covenants upon the courts of any jurisdiction within the geographical scope of such covenants.  If the courts of any one or more of such jurisdictions hold the covenants, or any part of any covenant, unenforceable by reason of the breadth of such scope or otherwise, it is the intention of Executive and the Company that such determination not bar or in any way affect the right of the Company to the relief provided above in the courts of any other jurisdiction within the geographical scope of such covenants as to breaches of such covenants in such other respective jurisdictions.  For this purpose, such covenants as they relate to each jurisdiction shall be severable into diverse and independent covenants.

(d)                                 In consideration of Executive’s performance of his obligations under this Section 10, if the Company terminates this Agreement with Cause pursuant to Section 7(a)(i) above or if Executive voluntarily terminates this Agreement without Good Reason, then the Company at its option shall pay the Executive an amount equal to his Base Salary at the usual payroll intervals for a period of eighteen (18) months following the termination date (the “Non-Compete Amount”); provided that the Company shall not be obligated to pay Executive any portion of the Non-Compete Amount after any breach by Executive of his obligations under Section 10.

11.                               Intellectual Property Rights.  Executive hereby agrees that any procedures, methodologies, systems, formulas, processes, discoveries, improvements, product enhancements, copyrights, trademarks and inventions relating to the business of the Company, the Bank and their respective affiliates (the “Intangibles Rights”), whether or not patentable or copyrightable, that are conceived, developed, made, invented, or suggested either by Executive alone or in collaboration with others during the term of his employment by the Company, or arising in connection with or related to Executive’s employment hereunder or through activity utilizing any machinery, equipment or other property of the Company, the Bank and their respective affiliates, whether or not during working hours, shall be promptly disclosed to, without further compensation, and shall be the sole and exclusive property of, the Company, as works made for hire or otherwise.  To the extent that any Intangibles Rights are not or are deemed not to be works made for hire, Executive shall execute and deliver, without further compensation, any further documentation deemed by the Company to be necessary to vest ownership of all such Intangibles Rights in the Company. Executive agrees and understands that the remedy at law for any breach by him of this Section 11 will be inadequate and that the damages flowing from such breach are not readily susceptible to being measured in monetary terms.  Accordingly, Executive acknowledges that Company shall be entitled to immediate injunctive relief and may obtain a temporary order restraining any threatened or further breach.  Nothing in this Section 11 shall be deemed to limit the Company’s remedies at law or in equity for any breach by Executive of any of the provisions of this Section 11 which may be pursued or availed of by the Company.

12.                               Excise Tax Payment. Anything in this Agreement to the contrary notwithstanding, if any of the payments or benefits received or to be received by Executive following a Change in Control Event and/or Executive’s termination or resignation of employment (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company) (the “Aggregate Payment”) is determined to constitute a “parachute payment” as such term is deemed in Section 280G(b)(2) of the Code, the Company shall pay to Executive an additional amount which, after the imposition of all income and excise taxes thereon, is equal to the excise tax imposed by Section 4999 of the Code with respect to the Aggregate Payment. The determination of whether the Aggregate Payment constitutes a parachute payment and, if so, the amount to be paid to Executive shall be made by a nationally recognized United States public accounting firm selected by the Company which has not, during the two years preceding the date of its selection, acted in any way on the Company. The Company shall pay Executive the amount payable to him under this Section 12 by the end of the taxable year in which Executive remits these amounts to the taxing authority(s).

13.                               No Conflicting Agreements.   Executive represents and warrants that he is not a party to any agreements, contracts, understandings or arrangements, whether written or oral, in effect which would prevent him from rendering exclusive services to the Company during the term hereof, and that he has not made and will not make any commitment to do any act in conflict with this Agreement.

14.                               Arbitration.  The parties agree that any and all disputes, controversies or claims of any nature whatsoever relating to, or arising out of, this Agreement or Executive’s employment, whether in contract, tort, or otherwise (including, without limitation, claims of wrongful termination of employment, claims under Title VII of the Civil Rights Act, the Fair Labor Standards Act, the Americans with Disabilities Act, the Age Discrimination in Employment Act, or comparable state or federal laws, and any other laws dealing with employees’ rights and remedies), shall be settled by mandatory arbitration administered by the American Arbitration Association under its National Rules for the Resolution of Employment Disputes (the “Rules”) and the following provisions: (A) a single arbitrator (the “Arbitrator”), mutually agreeable to Company and Executive, shall preside over the arbitration and shall make all decisions with respect to the resolution of the dispute, controversy or claim between the parties; (B) in the event that the Company and Executive are unable to agree on an Arbitrator within fifteen (15) days after either party has filed for arbitration in accordance with the Rules, they shall select a truly neutral arbitrator in accordance with the rules for the selection of neutral arbitrators, who shall be the “Arbitrator” for the purposes of this Section 14; (C) the place of arbitration shall be Troy, Michigan unless mutually agreed otherwise; (D) judgment may be entered on any award rendered by the Arbitrator in any federal or state court having jurisdiction over the parties; (E) all fees and expenses of the Arbitrator shall be shared equally between the Company and Executive; (F) the decision of the Arbitrator shall govern and shall be conclusive and binding upon the parties; (G) the parties shall be entitled to reasonable levels of discovery in accordance with the Federal Rules of Civil Procedure or as permitted by the Arbitrator, provided, however, that the time permitted for discovery shall not exceed eight (8) weeks and each party shall be limited to two (2) depositions; and (H) this provision shall be enforceable by specific performance and/or injunctive relief, and shall constitute a basis for dismissal of any legal action brought in violation of the duty to arbitrate.  The parties hereby acknowledge that it is their intent to expedite the resolution of any dispute, controversy or claim hereunder and that the Arbitrator shall schedule the timing of discovery and of the hearing consistent with that intent.  Notwithstanding anything to the contrary herein, nothing contained in this Section shall be construed to preclude the Company from obtaining injunctive or other equitable relief to secure specific performance or to otherwise prevent Executive’s breach of Section 10 of this Agreement.

15.                               Notice.  All notices, requests, consents and other communications, required or permitted to be given under this Agreement shall be personally delivered in writing or shall have been deemed duly given when received after it is posted in the United States mail, postage prepaid, registered or certified, return receipt requested addressed as set forth below. In addition, a party may deliver a notice via another reasonable means that results in the recipient party receiving actual notice, as conclusively demonstrated by the party giving such notice.

If to Company:

First Michigan Bancorp, Inc.
2301 West Big Beaver Road, Suite 525
Troy, Michigan 48084
Attn: Board of Directors

If to Executive:

Gary H. Torgow
2301 West Big Beaver Road, Suite 525
Troy, Michigan 48084

In all events, with a copy to:

Attn:

and to:

Jaffe, Raitt, Heuer & Weiss, Professional Corporation 27777 Franklin Road, Suite 2500 Southfield, Michigan 48034 Attn: Peter Sugar

16.                               Cooperation in Future Matters.  Executive hereby agrees that for a period of eighteen (18) months following his termination of employment he shall cooperate with the Company’s reasonable requests relating to matters that pertain to Executive’s employment by the Company, including, without limitation, providing information or limited consultation as to such matters, participating in legal proceedings, investigations or audits on behalf of the Company, or otherwise making himself reasonably available to the Company for other related purposes. Any such cooperation shall be performed at scheduled times taking into consideration Executive’s other commitments, and Executive shall be compensated at a reasonable hourly or per diem rate to be agreed upon by the parties to the extent such cooperation is required on more than an occasional and limited basis. Executive shall not be required to perform such cooperation to the extent it conflicts with any requirements of exclusivity of services for another employer or otherwise, nor in any manner that in the good faith belief of Executive would conflict with his rights under or ability to enforce this Agreement.

17.                               Miscellaneous.

(a)                                 The provisions of this Agreement are severable and if any one or more provisions may be determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions and any partially unenforceable provision to the extent enforceable in any jurisdiction nevertheless shall be binding and enforceable.

(b)                                 The rights and obligations of the Company under this Agreement shall inure to the benefit of, and shall be binding on, the Company and its successors and assigns. This

Agreement is personal to Executive and he may not assign his obligations under this Agreement in any manner whatsoever and any purported assignment shall be void.  For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets that assumes the Company’s rights and obligations under this Agreement.

(c)                                  The failure of any party to enforce any provision or protections of this Agreement shall not in any way be construed as a waiver of any such provision or provisions as to any future violations thereof, nor prevent that party thereafter from enforcing each and every other provision of this Agreement.  The rights granted the parties herein are cumulative and the waiver of any single remedy shall not constitute a waiver of such party’s right to assert all other legal remedies available to it under the circumstances.

(d)                                 This Agreement sets forth the entire understanding and agreement of Executive and the Company with respect to its subject matter and supersedes all prior understandings and agreements, whether written or oral. If the terms of this Agreement shall conflict with the terms of any other agreement between the Executive and the Company or any compensation plan, arrangement or policy of the Company applicable to the Executive, the provisions of this Agreement shall control.

(e)                                  This Agreement shall be governed by and construed in accordance with the laws of the State of Michigan, without regard to its conflicts of law principles.

(f)                                   Captions and section headings used herein are for convenience and are not a part of this Agreement and shall not be used in construing it.

(g)                                  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Copies (whether photostatic, facsimile or otherwise) of this Agreement may be made and relied upon to the same extent as an original.

(h)                                 The Company may withhold such amounts as may be required under federal, state and local law to be withheld from the payments made under this Agreement.

(i)                                     No modification, termination or attempted waiver of this Agreement shall be valid unless in writing and signed by the party against whom the same is sought to be enforced.

(j)                                    The provisions of Sections 10, 11, 14, 15, 16 and 17 of this Agreement shall survive the termination of this Agreement, notwithstanding anything to the contrary herein.

(k)                                 Executive may, on a form prescribed by the Company, designate a beneficiary or beneficiaries to receive the benefits under this Agreement in the event of his death. If Executive does not designate a beneficiary, his benefits will be paid first to his spouse, if surviving him, and if unmarried or if his spouse does not survive him, in equal shares to his children surviving him, and if neither his spouse nor children survive him, to his estate.

(l)                                     The Executive acknowledges that the Company has advised the Executive to consult with an attorney of his choosing prior to signing this Agreement and the Executive hereby represents to the Company that he has been offered an opportunity to consult with an attorney prior to signing this Agreement.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the date first written above.

COMPANY:

FIRST MICHIGAN BANCORP, INC., a Michigan limited liability company

By:	/s/ James T. Dunn

Its:	Secretary

EXECUTIVE:

/s/ Gary H. Torgow

GARY H. TORGOW

[SIGNATURE PAGE TO TORGOW EMPLOYMENT AGREEMENT]

EXHIBIT A

RELEASE AND WAIVER

This release and waiver (the “Termination Release”) is made as of the          day of                     , 20    by                                              (the “Executive”).

WHEREAS, the Executive and First Michigan Bancorp, Inc., a Michigan corporation (the “Company”) have entered into an Employment Agreement (the “Agreement”) effective as of January 1, 2010 that provides for certain compensation and severance amounts upon his termination of employment; and

WHEREAS, the Executive has agreed, pursuant to the terms of the Agreement, to execute a release and waiver in the form set forth in this Release and Waiver (“Termination Release”) in consideration of the Company’s agreement to provide the compensation and severance amounts upon the termination of his employment as set forth in the Agreement; and

WHEREAS, the Executive has incurred a termination of employment effective as of                   , 20    ; and

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth below and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Executive agrees as follows:

1.                                      RELEASE. In consideration for the payments to be made pursuant to the Agreement:

(a)                                 Except as set forth in Section 1(b) below, Executive knowingly and voluntarily releases, acquits and forever discharges the Company and the Bank (as defined in the Agreement) and their current and former respective owners, parents, stockholders, predecessors, successors, assigns, agents, directors, officers, employees, representatives, divisions and subsidiaries (collectively, the “Releasees”) from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, damages, causes of action, suits, rights, costs, losses, debts and expenses of any nature whatsoever, known or unknown, suspected or unsuspected, foreseen or unforeseen, matured or unmatured, against them which the Executive or any of his heirs, executors, administrators, successors and assigns (“Executive Persons”) ever had, now has or at any time hereafter may have, own or hold by reason of any matter, fact, or cause whatsoever from the beginning of time up to and including the date of this Termination Release, including, without limitation, all claims for salary, bonuses, severance pay, vacation pay or any benefits arising under the Employee Retirement Income Security Act of 1974, as amended; any claims of sexual harassment, or discrimination based upon race, color, national origin, ancestry, religion, marital status, sexual orientation, citizenship status, medical condition or disability under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the American with Disabilities Act, The Consolidated Omnibus Budget Reconciliation Act, as amended, The Fair Labor Standards Act, as amended, and any other federal, state or local law relating to employment or termination of employment; any claims of age discrimination under the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act, or under any other federal, state or local law prohibiting age discrimination; claims of breach of implied or express contract, breach of promise, misrepresentation, negligence, fraud, estoppel, defamation, infliction of emotional distress, violation of public policy, wrongful or constructive discharge, or any other employment-related tort; any claim for wages, bonus, compensation, stock options, stock appreciation rights, other equity awards, costs, fees, or other expenses, including attorneys fees; and all claims under any other federal, state or local laws relating to employment, except in any case to the extent such release is prohibited by applicable federal, state and/or local law.

(b)                                 Notwithstanding the foregoing, this Release shall not be construed so as to release or discharge the Company from its obligations under Sections 8 or 9 of the Agreement. In addition, notwithstanding this Release, Executive shall continue to be covered by the Company’s directors and officers liability insurance and the indemnification provisions of the Company’s governing documents to the extent such insurance and such indemnification provisions are applicable to Executive.

(c)                                  Executive represents that he has not filed against the Releasees, any complaints, charges or lawsuits and covenants and agrees that he will not seek or be entitled to any personal recovery in any court or before any governmental agency, arbitrator or self-regulatory body against any of the Releasees arising out of any matters set forth in Section 1(a) hereof. If Executive has filed a complaint, charge, grievance, lawsuit or similar action, he agrees to remove, dismiss with prejudice or take similar action to eliminate such complaint, charge, grievance, lawsuit or similar action within five (5) days of signing this Termination Release.

(c)                                  Notwithstanding the foregoing, this Termination Release is not intended to interfere with Executive’s right to file a charge with the Equal Employment Opportunity Commission (hereinafter referred to as the “EEOC”) in connection with any claim he believes he may have against the Company.  Executive hereby agrees to waive the right to recover money damages in any proceeding he may bring before the EEOC or any other similar body or in any proceeding brought by the EEOC or any other similar body on his behalf. This Termination Release does not release, waive or give up any claim for workers’ compensation benefits, vested retirement or welfare benefits he is entitled to under the terms of the Company’s retirement and welfare benefit plans, as in effect from time to time, any right to unemployment compensation that Executive may have, or his right to enforce his rights under the Agreement.

2.                                      CONFIRMATION OF OBLIGATIONS.  Executive hereby confirms and agrees to his continuing obligations under Sections 10 and 16 of the Agreement.

3.                                      NO DISPARAGEMENT.  The Executive agrees not to disparage the Company, including making any statement or comments or engaging in any conduct that is disparaging or derogatory toward the Company or, whether directly or indirectly, by name or innuendo; provided, however, that nothing in this Termination Release shall restrict testimony or communications ordered and required by a court or an administrative agency of competent jurisdiction.

4.                                      CONFIDENTIALITY.  The Executive agrees to keep the terms of this Agreement and of this Termination Release confidential and shall not disclose the fact or terms to third parties, except as required by applicable law or regulation or by court order; provided, however, that Executive may disclose the terms of this Termination Release to members of his immediate family, his attorney or counselor, and persons assisting him in financial planning or tax preparation, provided these people agree to keep such information confidential; provided, further, however, that the Company may disclose the terms of this Termination Release to its certified public accounts, outside counsel or others on a need to know basis, provided these people agree to keep such information confidential.

5.                                      ACKNOWLEDGMENT. The Company has advised the Executive to consult with an attorney of his choosing prior to signing this Termination Release and the Executive hereby represents to the Company that he has been offered an opportunity to consult with an attorney prior to signing this Termination Release. The Executive shall have twenty-one (21) days to consider the waiver of his rights in this Termination Release, although he may sign this Termination Release sooner if he chooses. Once he has signed this Termination Release, the Executive shall have seven (7) additional days from the date of execution to revoke his consent to the waiver of his rights. If no such revocation occurs, the Executive’s waiver of rights in this Termination Release shall become effective seven (7) days from the date of execution by the Executive. In the event that the Executive revokes his waiver of rights in this Termination Release, this Termination Release will have no force and effect and no Severance Payments (as defined in the Agreement) shall be due or payable.

6.                                      GOVERNING LAW. This Termination Release shall be governed and construed in accordance with the laws of State of Michigan, without giving regard to its conflict of laws principles.

IN WITNESS WHEREOF, the Executive has executed this Termination Release as of                                      20    .